Exhibit 10.21

AMENDMENT No. 6 TO THE CREDIT AND SECURITY AGREEMENT

This Sixth Amendment (the “Sixth Amendment” or “Amendment”), dated June 14, 2018 is being entered into between SmartHeat Inc., a Nevada corporation (including any successor or permitted assignee thereof, the “Company”), having an address at 1802 North Carson Street, Suite 212, Carson City, NV 89701, and Northtech Holdings Inc., a British Virgin Islands business company (including any successor, assignee or transferee thereof, “Northtech”), having an address at Mill Mall, Suite 6, Wickhams Cay 1, P.O. Box 3085, Road Town, Tortola, British Virgin Islands, and amends the Credit and Security Agreement, dated July 27, 2012, as amended on December 21, 2012, August 23, 2013, July 14, 2014, December 28, 2015 and July 31, 2016 between the Company and Northtech (the “Credit Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Credit Agreement.

WITNESSETH

WHEREAS, the Company and Northtech entered into the Credit Agreement on July 27, 2012, which was subsequently amended on December 21, 2012, August 23, 2013, July 14, 2014, December 28, 2015 and July 31, 2016;

WHEREAS, the maturity date of the Credit Agreement was extended to October 31, 2017 and has not been extended;

WHEREAS, the total amount of interest and principal as of April 30, 2018 is $4,533,395 consisting of $2,875,335 in principal and $1,658,060 in interest and Northtech has paid directly to vendors under the Credit Agreement approximately $100,000 on behalf of the Company (the “Northtech Advance”);

WHEREAS, Northtech has demanded payment in full of all outstanding interest and principal;

WHEREAS, the Company does not have sufficient funds to make such payment of principal and interest and seeks to avoid bankruptcy proceedings with Northtech as a secured creditor of the Company;

WHEREAS, the Company cannot obtain alternative financing to pay off the outstanding interest and principal due under the Credit Agreement;

WHEREAS, Northtech is willing to extend the maturity date of the Credit Agreement to December 31, 2018 and is willing to continue to advance funds to the Company under the Credit Agreement up to the maximum principal amount permissible thereunder if permitted to convert all outstanding principal and interest at a conversion rate of $.065 per share and lowering the floor and ceiling of the Average Share Price (as defined in the Credit Agreement); and

WHEREAS, the Company and Northtech desire to amend accordingly certain provisions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Amendments to the Credit Agreement. The Credit Agreement shall hereby be amended as follows:

a.	The definition of “Average Share Price” under Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced by the following:

““Average Share Price” means the average of the opening and closing price for each share of Borrower’s common stock (HEAT) on a trading day, or the average of the bid and ask prices if no share of the Borrower’s common stock is traded on such a trading day; provided that in no event shall the Average Share Price be lower than $0.065 or higher than $.50.”

b.	The definition of “Maximum Line” under Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced by the following:

““Maximum Line” means $1,000,000 which amount shall automatically be reduced by any amount of indebtedness repaid by the Company by issuance of its Common Stock at any time after June 14, 2018.”

2.	Loan Extension. The Lender hereby agrees to extend the Maturity Date to December 31, 2018.

3.
Conversion of Interest and Principle. All outstanding principal and interest advanced to the Company under Credit Agreement and the Northtech Advance shall be converted into 71,283,000 restricted shares of Common Stock at a conversion price of $.065 per share and as of the date hereof all amounts owed to Northtech under the Credit Agreement are satisfied in full.

4.	Company Actions.

a.
 Shareholder Vote. The Company hereby agrees that it will submit this Amendment to its shareholders for approval in its proxy solicitation for the Company’s next annual meeting of shareholders, which the Company hereby agrees to hold no later than 12 months from the date hereof.  The parties further agree that an Event of Default shall occur if the Company’s shareholders do not approve this Amendment in accordance with this Section 4 by the requisite vote required to approve such proposal.

5.	Miscellaneous.

a.
Full Force and Effect. Except as expressly set forth in this Amendment, no other provision of the Credit Agreement shall be changed, altered or modified and the Credit Agreement, except as amended, shall remain in full force and effect.

b.	Authority. Each party represents and warrants to the other party that this Amendment is being executed by the authorized representatives of each respective party.

c.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may also be executed via facsimile, which shall be deemed an original.

d.	Headings. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

e.	Notices. Unless otherwise provided, any notice required or permitted under this Amendment shall be given in accordance with Section 8.3 of the Credit Agreement.

f.
Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

g.    All Amendments in Writing. No supplement, modification, or amendment to this Amendment shall be binding, unless executed in writing by a duly authorized representative of each party to this Amendment.

h.
Entire Agreement. This Amendment and the Credit Agreement, including the prior amendments thereto, the Exhibits and the Schedules, constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

i.	Governing Law. This Amendment shall be governed by, and construed in accordance with the substantive laws (other than conflict laws) of the State of New York.

j.	Mandatory Mediation. This Amendment shall be governed by procedures other than litigation for settling all claims and dispute as set forth in Section 8.23 of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

SMARTHEAT, INC.

By: /s/ Kenneth Scipta
       Name: Mr. Kenneth Scipta
       Title: President

NORTHTECH HOLDINGS, INC.

By: /s/Jimin Zhang
       Name: Jimin Zhang
       Title: Authorized Signatory

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